Exhibit 8.1

[LETTERHEAD OF BINGHAM GREENEBAUM DOLL LLP]

September 26, 2014

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of a proposed transaction whereby Community Bancshares, Inc., an Indiana corporation (“Community Bancshares”), will be merged into First Merchants Corporation, an Indiana corporation (“First Merchants”).

We have based our opinion upon an examination of the Agreement and Plan of Reorganization and Merger dated as of July 21, 2014 by and between First Merchants and Community Bancshares (“Merger Agreement”) and the Registration Statement on Form S-4 (“Registration Statement”), as amended through the date hereof, to be filed by First Merchants in connection with the proposed merger and the representations and warranties First Merchants and Community Bancshares have supplied to us as set forth below. In rendering this opinion, we have assumed that the merger will be consummated in the manner provided for in the Merger Agreement.

I. FACTS

Community Bancshares’ authorized capital stock consists of 2,000,000 shares of common stock, no par value per share (“Community Bancshares Common Stock”). Community Bancshares is a privately held bank holding company.

First Merchants’ authorized capital stock consists of 50,000,000 shares of common stock, no par value per share (“First Merchants Common Stock”), and 500,000 shares of preferred stock, no par value per share. The shares of First Merchants Common Stock are traded on the NASDAQ Global Select Market.

The proposed transaction is being undertaken to strengthen the position of First Merchants and Community Bancshares and to better meet the increasing competitive challenges in the current financial services environment.

Pursuant to the terms of the Merger Agreement, Community Bancshares will be merged into First Merchants in accordance with the laws of the State of Indiana. First Merchants will acquire all of the assets of Community Bancshares and will assume all of the liabilities of Community Bancshares by operation of law. Following the consummation of the merger, the separate corporate existence of Community Bancshares will cease and First Merchants will survive the merger. In the merger, at the election of the shareholder, each share of Community Bancshares Common Stock will be converted into the right to receive 4.0926 shares of First Merchants Common Stock or $85.94 in cash (“Exchange Ratio”); provided, however, that the total cash consideration (including cash consideration paid for fractional shares or to shareholders exercising their dissenters’ rights) to be paid by First Merchants to all Community Bancshares shareholders in the merger will not exceed $15,000,000 and may be reduced as necessary to ensure the merger satisfies the continuity of interest requirement to be a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (“Code”).

No fractional shares of First Merchants Common Stock will be issued in the merger. In lieu of issuing fractional shares, shareholders of Community Bancshares who would otherwise be entitled to a fractional share of First Merchants Common Stock shall instead be entitled to receive cash in an amount equal to the fractional share interest to which the shareholder would otherwise be entitled multiplied by the average of the daily closing price of First Merchants Common Stock as reported by Bloomberg, L.P. for the 10 days that First Merchants Common Stock trades on the NASDAQ Global Select Market preceding the fourth (4th) calendar day prior to the effective date of the merger.

First Merchants has made the following representations to us:

1.	The facts relating to the contemplated merger of Community Bancshares with and into First Merchants pursuant to the Merger Agreement, as described in the Merger Agreement and the documents described in the Merger Agreement, are insofar as such facts pertain to First Merchants, true, correct, and complete in all material respects. The merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the State of Indiana and (c) the descriptions contained in the Registration Statement. The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to First Merchants or were provided by First Merchants or their agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of First Merchants, true, correct, and complete in all material respects.

2.	The fair market value of the First Merchants Common Stock to be received by each holder of Community Bancshares Common Stock will be approximately equal to the fair market value of the Community Bancshares Common Stock surrendered in the exchange plus any cash consideration received by each holder.

3.

Holders of Community Bancshares Common Stock will receive in the merger shares of First Merchants Common Stock with a value determined as of the day before the date of the Merger Agreement equal to at least forty percent (40%) of the total value determined as of the day before the date of the Merger Agreement of all of the shares of Community Bancshares Common Stock outstanding on that date. In connection with, or in contemplation of, the transactions contemplated by the Merger Agreement, no outstanding stock of Community Bancshares has been or will be acquired by First Merchants, any person related to First Merchants (within the meaning of Treas. Reg. § 1.368-1(e)(4)) (“First Merchants Related Person”) or any person acting as agent or intermediary for any of them for any consideration other than the Merger Consideration. For purposes of this representation 3 and representation 12 set forth below: (i) any reference to Community Bancshares or First Merchants includes a reference to any successor or predecessor of such corporation, except that Community Bancshares is not treated as a predecessor of First Merchants and First Merchants is not treated as a successor of Community Bancshares; (ii) each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership; and (iii) an acquisition of First Merchants stock or Community Bancshares stock by a person acting as an intermediary for, or pursuant to any transaction, agreement, arrangement or other understanding with, First Merchants, Community Bancshares, a First Merchant Related Person or any person related to Community Bancshares (within the meaning of Treas. Reg. § 1.368-1(e)(4)) ( “Community Bancshares Related Person”) will be treated as made by First Merchants, Community Bancshares, such First Merchants Related Person or such Community Bancshares Related Person, respectively.

4.	First Merchants has no plan or intention to sell or otherwise dispose of any of the assets of Community Bancshares acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

5.	Following the merger, First Merchants will continue the historic business of Community Bancshares or use a significant portion of Community Bancshares’ business assets in a business.

6.	First Merchants and the shareholders of First Merchants will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement. First Merchants has not agreed to assume, or will assume, any of the expenses of the holders of Community Bancshares stock incurred in connection with the transactions contemplated by the Merger Agreement.

7.	There is no intercorporate indebtedness existing between First Merchants and Community Bancshares that was issued, acquired or will be settled at a discount.

8.	First Merchants is not an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

9.	First Merchants is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

10.	Immediately following the Merger, the fair market value of the assets of Community Bancshares transferred to First Merchants will equal or exceed the sum of the liabilities to be assumed by First Merchants plus the amount of liabilities, if any, to which the transferred assets will be subject.

11.

The payment of cash in lieu of fractional shares of First Merchants Common Stock is solely for the purpose of avoiding the expense and inconvenience to First Merchants of issuing fractional shares and does not represent separately bargained for consideration.

The total cash consideration that will be paid in the transaction to the Community Bancshares shareholders in lieu of issuing fractional shares of First Merchants Common Stock will not exceed 1% of the total consideration that will be issued in the transaction to the Community Bancshares shareholders in exchange for their shares of Community Bancshares. The fractional share interest of each Community Bancshares shareholder will be aggregated, and no Community Bancshares shareholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of First Merchants Common Stock.

12.	None of the compensation to be received by any shareholder-employee of Community Bancshares will be separate consideration for, or allocable to, any of their shares of Community Bancshares stock. None of the shares of First Merchants Common Stock to be received by any shareholder-employee of Community Bancshares will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of Community Bancshares will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

13.	In connection with, or in contemplation of, the transactions contemplated by the Merger Agreement, none of First Merchants or any First Merchants Related Person or any person acting as agent or intermediary for any of them will (or has any plan or intention to) purchase, exchange, redeem or otherwise acquire (directly or indirectly) any First Merchants stock issued to Community Bancshares shareholders in the Merger (except for possible purchases of such shares that may be made by First Merchants on the open market, through a broker, at the then prevailing market price as part of a stock repurchase program, which purchases and program satisfy the requirements of Rev. Rul. 99-58, 1999-2 C.B. 701).

14.	First Merchants will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the merger by a court of competent jurisdiction (and then only to the extent required by such applicable law). First Merchants is not aware of any facts that would cause the merger to fail to constitute a “reorganization” within the meaning of section 368(a) of the Code.

15.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

16.	The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between Community Bancshares and First Merchants regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

17.	Following the transactions contemplated by the Merger Agreement, First Merchants will comply with the record-keeping and information filing requirements of Treas. Reg. § 1.368-3.

18.	First Merchants is a corporation within the meaning of section 7701(a)(3) of the Code.

19.	In the merger, no liabilities of the Community Bancshares shareholders will be assumed by First Merchants, nor to the best of the knowledge of the management of First Merchants will any shares of Community Bancshares stock be subject to any liabilities.

20.	First Merchants does not own, directly or indirectly, any stock of Community Bancshares.

Community Bancshares has made the following representations to us:

1.	The facts relating to the contemplated merger of Community Bancshares with and into First Merchants pursuant to the Merger Agreement, as described in the Merger Agreement and the documents described in the Merger Agreement, are insofar as such facts pertain to Community Bancshares, true, correct, and complete in all material respects. The merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the state of Indiana and (c) the descriptions contained in the Registration Statement. The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to Community Bancshares or were provided by Community Bancshares or their agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of Community Bancshares, true, correct, and complete in all material respects.

2.	The liabilities of Community Bancshares to be assumed by First Merchants and the liabilities to which the transferred assets will be subject were incurred by Community Bancshares in the ordinary course of its business.

3.

Holders of Community Bancshares Common Stock will receive in the merger shares of First Merchants Common Stock with a value determined as of the day before the date of the Merger Agreement equal to at least forty percent (40%) of the total value, determined as of the day before the date of the Merger Agreement, of all of the shares of Community Bancshares Common Stock outstanding on that date. In connection with, or in contemplation of, the transactions contemplated by the Merger Agreement, no outstanding stock of Community Bancshares has been or will be acquired by First Merchants, any person related to First Merchants (within the meaning of Treas. Reg. § 1.368-1(e)(4)) (a “First Merchants Related Person”) or any person acting as agent or intermediary for any of them for any consideration other than the Merger Consideration. For purposes of this representation 3: (i) any reference to Community Bancshares or First Merchants includes a reference to any successor or predecessor of such corporation, except that Community Bancshares is not treated as a predecessor of First Merchants and First Merchants is not treated as a successor of Community Bancshares; (ii) each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership; and (iii) an acquisition of First Merchants stock or Community Bancshares stock by a person acting as an intermediary for, or pursuant to any transaction, agreement, arrangement or other understanding with, First Merchants, Community Bancshares, a First Merchants Related Person, or any person related to Community Bancshares (within the meaning of Treas. Reg. § 1.368-1(e)(4)) (a “Community Bancshares Related Person”) will be treated as made by First Merchants, Community Bancshares, such First Merchant Related Person or such Community Bancshares Related Person, respectively.

4.	Community Bancshares and the shareholders of Community Bancshares will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement. Community Bancshares has not agreed to assume, or will assume, any of the expenses of holders of Community Bancshares stock incurred in connection with the transactions contemplated by the Merger Agreement.

5.	There is no intercorporate indebtedness existing between First Merchants and Community Bancshares that was issued, acquired or will be settled at a discount.

6.	Community Bancshares is not an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

7.	Community Bancshares is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

8.	Immediately following the Merger, the fair market value of the assets of Community Bancshares transferred to First Merchants will equal or exceed the sum of the liabilities to be assumed by First Merchants plus the amount of liabilities, if any, to which the transferred assets will be subject.

9.	None of the compensation to be received by any shareholder-employee of Community Bancshares will be separate consideration for, or allocable to, any of their shares of Community Bancshares stock. None of the shares of First Merchants Common Stock to be received by any shareholder-employee of Community Bancshares will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of Community Bancshares will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

10.	No distribution has been or will be made with respect to the stock of Community Bancshares immediately preceding the proposed merger, except for regular, normal distributions.

11.	No fractional shares of Community Bancshares Common Stock will be outstanding immediately prior to the merger.

12.	There is no plan or intention for First Merchants, or any person related to First Merchants (within the meaning of Treas. Reg. § 1.368-1(e)(3)), to acquire any of the First Merchants Common Stock to be issued in the merger, either directly or through any transaction, agreement or arrangement with any other person.

13.	Community Bancshares will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the merger by a court of competent jurisdiction (and then only to the extent required by such applicable law). Community Bancshares is not aware of any facts that would cause the merger to fail to constitute a “reorganization” within the meaning of section 368(a) of the Code.

14.	First Merchants does not own, directly or indirectly, any stock of Community Bancshares.

15.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

16.	The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between Community Bancshares and First Merchants regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

17.	No Community Bancshares shareholder is acting as agent for First Merchants in connection with the transactions contemplated by the Merger Agreement or approval thereof, and First Merchants will not reimburse any Community Bancshares shareholder for the Community Bancshares stock such holder may have purchased, or for other obligations such holder may have incurred.

18.	Community Bancshares is a corporation within the meaning of section 7701(a)(3) of the Code.

II. OPINION

Section 368(a)(1)(A) of the Code defines the term “reorganization” as including “a statutory merger or consolidation.” Treas. Reg. § 1.368-2(b)(1) provides that a statutory merger or consolidation is a transaction effected pursuant to the statutes necessary to effect the merger or consolidation, so long as by operation of such statute or statutes the following events occur simultaneously: (i) all of the assets (other than assets distributed in the merger, if any) and liabilities (except to the extent such liabilities are satisfied or discharged in the transaction or are nonrecourse liabilities to which assets distributed in the merger are subject) of each party to the merger become the assets and liabilities of one of the parties to the merger (“Surviving Party”) and (ii) the party to the merger that is not the Surviving Party ceases its separate legal existence. Since the merger will be effected pursuant to the laws of the State of Indiana, the foregoing criteria will be met.

Treas. Reg. § 1.368-1(b) provides that a reorganization under the Code requires continuity of business enterprise and a continuity of interest therein on the part of the acquiring corporation. Treas. Reg. § 1.368-1(e) provides that the continuity of interest test is met if a substantial part of the value of the interests of the acquired corporation’s owners in the acquired corporation is maintained in the form of continuing ownership of the acquiring corporation. The Treasury Regulations do not define “substantial” for purposes of determining whether the continuity of interest test is met, but Example 1 in Treas. Reg. § 1.368-1(e)(2)(v) provides that the receipt of consideration consisting of forty percent (40%) of acquiring corporation’s stock and sixty percent (60%) cash by shareholders of the acquired corporation is sufficient to be considered “substantial” for purposes of satisfying the continuity of interest test.

Based upon the representations contained herein, the continuity of business enterprise and continuity of interest requirements will be met.

Based upon an analysis of the relevant sections of the Code, the regulations promulgated thereunder and such other authority as is available on the date hereof, it is our opinion that the merger of Community Bancshares into First Merchants in accordance with the terms of the Merger Agreement will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code.

Although the discussion set forth in the Registration Statement under the heading “Material U.S. Federal income Tax Consequences” does not purport to summarize all possible United States federal income tax consequences applicable to the merger of Community Bancshares into First Merchants, we are of the opinion that such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences generally applicable to a shareholder of Community Bancshares common stock who participates in the merger.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than those set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform First Merchants of any such change or inaccuracy that may occur or come to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion should not be relied upon by anyone other than First Merchants.

Very truly yours,

/s/ Bingham Greenebaum Doll LLP